Exhibit 10.42
Executive Severance Benefit Decisions
On April 7, 2011, on the recommendation of KB Home management, the Management Development and Compensation Committee (the “Committee”) of KB Home’s Board of Directors determined that the provisions of the Policy Regarding Stockholder Approval of Certain Severance Payments (the “Policy”) apply to (i) Jeff J. Kaminski, KB Home’s Executive Vice President and Chief Financial Officer, and to Brian J. Woram, KB Home’s Executive Vice President, General Counsel and Secretary, and (ii) to executive officers hired after the July 10, 2008 adoption of the Policy who are eligible for change in control benefits, whether by employment agreement, corporate policy or corporate benefit. In addition, on the recommendation of the Committee, the Board of Directors determined that each of Messrs. Kaminski and Woram are and will continue to be Group A Participants under KB Home’s Change in Control Severance Plan (the “Plan”), but that they will not be entitled to or eligible to receive a Gross-Up Payment (as that term is defined in the Plan) to cover certain taxes that may apply to payments made under the Plan in certain circumstances. Each of Messrs. Kaminski and Woram agree with and accept the foregoing determinations and each has agreed to be bound by them. Neither of Messrs. Kaminski and Woram received or returned any Gross-Up Payment or other amounts in connection with these determinations.